CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Fixed Rate Step-Up Securities	$2,000,000	$142.60

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement No. 86 Dated August 6, 2010 Registration Statement Nos. 333-162193 and 333-162193-01 (Prospectus Supplement Dated April 2, 2010 and Prospectus Dated April 2, 2010) Rule 424 (b)(2)

THE ROYAL BANK OF SCOTLAND N.V. Fixed Rate Step-Up Securities
Issuer:	The Royal Bank of Scotland N.V.	Launch Date:	July 28, 2010
Lead Agent:	RBS Securities Inc.	Trade Date:	August 6, 2010
Issue Price:	100%	Settlement Date:	August 11, 2010
CUSIP:	78009KLF7	Maturity Date:	August 11, 20201
ISIN:	US78009KLF74
1Subject to certain adjustments as described under “Description of Securities – Maturity Date” herein.
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Description of Offering:	10-Year Fixed Rate Step-Up Securities due August 11, 2020.
Payment at Maturity:	100% of the principal amount and any accrued but unpaid interest to and including the Maturity Date.
Interest Rate:
Interest will accrue on the Securities at the rate of (i) 4.25% per annum, from and including the Settlement Date to but excluding August 11, 2013, (ii) 5.00% per annum, from and including  August 11, 2013 but excluding August 11, 2016, (iii) 5.50% per annum, from and including August 11, 2016 to but excluding August 11, 2019 and (iv) 6.50% per annum, from and including August 11, 2019 to but excluding the Maturity Date.

Interest Payment Dates:	The 11th day of each February and August, commencing February 11th, 2011 and ending on the Maturity Date, subject to adjustments as described herein.
Specified Currency:	U.S. dollars ($)
Day Count Convention:	30/360
Trustee:	Wilmington Trust Company	Securities Administrator:	Citibank, N.A.
Denomination:	$1,000	Settlement:	DTC, Book Entry, Transferable
Selling Restriction:	Sales in the European Union must comply with the Prospectus Directive
	Price to Public	Agent’s Commission2	Proceeds to Issuer
Per Security	$1,000	$17.00	$983.00
Total	$2,000,000	$34,000	$1,966,000
2For additional information see “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.
Investing in the Securities involves a number of risks.  See “Risk Factors” beginning on Page 7 of this Pricing Supplement.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
The agents are not obligated to purchase the Securities but have agreed to use reasonable efforts to solicit offers to purchase the Securities.  To the extent the full aggregate face amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates may purchase a part of the unsold portion, which may constitute up to 15% of the total aggregate face amount of the Securities, and to hold such Securities for investment purposes.  See “Holdings of the Securities by Our Affiliates and Future Sales” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.  This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

PRICE: $1,000 PER SECURITY

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V., or RBS N.V., has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Pricing Supplement relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents that RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request by calling toll free (866) 747-4332.

You should read this Pricing Supplement together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Securities are a part.  This Pricing Supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this Pricing Supplement.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310001004/crt_dp17140-424b2.pdf

• Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 897878.  As used in this Pricing Supplement, the “Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.; “Holdings” refers to RBS Holdings N.V.

These Securities may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Securities and to reject orders in whole or in part prior to their issuance

RBS NotesSM is a Service Mark of The Royal Bank of Scotland N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

SUMMARY

The following summary does not contain all the information that may be important to you. You should read this summary together with the more detailed information that is contained in the accompanying Prospectus and Prospectus Supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are the Securities?

The Securities are interest paying securities issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V.  The Securities are senior, unsecured notes of The Royal Bank of Scotland N.V. that have a maturity of 10 years.  The Securities pay interest semi-annually at a fixed interest rate per annum.

Any payment on the Securities is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor

What will I receive at maturity of the Securities?

For each $1,000 principal amount of Securities, at maturity you will receive a cash payment of $1,000.  If you were the holder of record on the record date for the applicable interest payment date you will also receive interest payable on such final interest payment date.

What interest payments can I expect on the Securities?

Beginning on the settlement date, interest will accrue on the Securities at a fixed rate of (i) 4.25% per annum, from and including the Settlement Date to but excluding August 11, 2013, (ii) 5.00% per annum, from and including August 11, 2013 but excluding August 11, 2016, (iii) 5.50% per annum, from and including August 11, 2016 to but excluding August 11, 2019 and (iv) 6.50% per annum, from and including August 11, 2019 to but excluding the Maturity Date.  Interest will be paid on the 11th day of each February and August, beginning February 11, 2011; provided that if any such day is not a business day, then the interest payment date will be the next following business day unless such day falls in the following month in which case it will be the preceding business day, and provided further that the final interest payment date for any Securities will be the maturity date.  Interest on any interest payment date is payable semi-annually in arrears and will be calculated on the basis of a 360-day year consisting of twelve 30-day months or in the case of an incomplete month the actual number of days elapsed.

Do I get all my principal back at maturity?

Subject to the credit of The Royal Bank of Scotland N.V. as the issuer of the Securities and RBS Holdings N.V. as the guarantor of The Royal Bank of Scotland N.V.’s obligations under the Securities, you will receive the principal amount of your Securities at maturity of the Securities.  However, if you sell the Securities prior to maturity, you will receive the market price for the Securities, which may or may not include the return of your full principal amount.  There may be little or no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities until maturity.

Any interest payment is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

Is there a limit to how much I can earn over the term of the Securities?

Yes.  The amount payable under the terms of the Securities will never exceed the face amount of the Securities payable at maturity plus coupon payments you earn over the term of the Securities.

What is the minimum required purchase?

You may purchase Securities in minimum denominations of $1,000 or in integral multiples thereof.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

Is there a secondary market for the Securities?

The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be extremely limited.  You should be willing to hold your Securities until the maturity date.

Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions.  If our affiliate does make such a market in the Securities, it may stop doing so at any time.

In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time.  Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.  Investors should contact their brokerage firm for further information.

In addition, the issue price of the Securities includes the selling agents’ commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions.  The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities.

What are the tax consequences of owning the Securities?

       The Securities will be subject to the rules governing securities issued with original issue discount for U.S. federal income tax purposes.  Under these rules, if you are a U.S. taxable investor, you will generally be required to report payments of interest at the initial interest rate in each taxable year as ordinary income as such payments are received or accrued, according to your normal method of accounting.  You will also be required to report additional interest income in each taxable year relating to the step-up in the interest rate in later years.  As a result, in earlier taxable years, you will generally have to report more interest income for U.S. federal income tax purposes than you receive on the Securities for those taxable years.

       When a U.S. taxable investor sells, exchanges or otherwise disposes of a Security, a U.S. holder will recognize gain or loss equal to the difference, if any, between the amount the holder realizes upon the disposition or retirement and the holder’s tax basis in the Security.  Gain or loss a U.S. taxable investor realizes on a disposition of a Security is capital gain or loss (except to the extent the gain represents accrued interest at the initial interest rate on the Security not previously included in gross income, to which extent such gain or loss would be treated as ordinary income).  The holder's basis in the Securities generally will be increased to reflect accruals of original issue discount and reduced to reflect interest payments received on the securities in excess of the initial interest rate.

       You should review the section in this Pricing Supplement entitled “United States Federal Income Taxation.”  Additionally, you are urged to consult your tax adviser regarding the tax treatment of the Securities and whether a purchase of the Securities is advisable in light of the tax treatment and your particular situation.

What is the relationship between The Royal Bank of Scotland N.V., RBS Holdings N.V. and RBS Securities Inc.?

     RBS Securities Inc., which we refer to as RBSSI, is an affiliate of The Royal Bank of Scotland N.V. and RBS Holdings N.V.  RBSSI will act as calculation agent for the Securities, and is acting as agent for this offering.  RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  See “Risk Factors — Potential Conflicts of Interest between Holders of the Securities and the Calculation Agent” and “Plan of Distribution (Conflicts of Interest).”

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

RBS Holdings N.V. is the new name of ABN AMRO Holdings N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holdings N.V. changed its name to RBS Holdings N.V.

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Securities referred to herein, and the name changes do not affect any of the terms of the Securities.  The Securities will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of the Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Securities.

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Securities.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

Who invests in the Securities?

The Securities are not suitable for all investors.  The Securities might be considered by investors who:

•	believe that the fixed interest rate on the Securities will generally be equal to or higher than the market interest rate during the term of the Securities;

•	are willing and able to hold the Securities to maturity;

•	want to preserve their initial investment but are willing to assume the risk that the fixed interest rate on the Securities may be below the market interest rate; and

•	want to preserve their initial investment but are willing to assume the risk that the fixed interest rate on the Securities may be below the rate of inflation.

You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are some of the risks in owning the Securities?

Investing in the Securities involves a number of risks.  We have described the most significant risks relating to the Securities under the heading “Risk Factors” in this Pricing Supplement which you should read before making an investment in the Securities.

Some selected risk considerations include:

• Credit Risk.  The Securities are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company. As a result, investors in the Securities assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Securities.  This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Securities, you could lose some or all of your initial principal investment.  Any obligations or Securities sold, offered, or recommended are not deposits of RBS N.V. and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the Federal Deposit Insurance Corporation or any governmental agency.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

• Liquidity Risk. The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be very limited or non-existent. The market price of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions and you may not receive your full principal back if the Securities are sold prior to maturity.  Since the issue price includes and secondary market prices are likely to exclude the agents’ commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities, the secondary market prices of the Securities are expected to be adversely affected.

• Inflation Risk. The interest rate on the Securities is fixed.  If the rate of inflation exceeds the fixed interest rate on the Securities at any time during the term of the Securities you will not be compensated for the loss in value due to inflation and other factors relating to the value of money over time.

• Interest Rate Risk. The interest rate on the Securities is fixed.  Accordingly, you assume the risk that market interest rates may rise above the fixed interest rate on the Securities at any time during the term of the Securities.  In such a case the market price of the Securities will likely fall and you will only be entitled to receive the fixed interest rate on the Securities, which will be below market interest rates.

What if I have more questions?

RBS N.V. has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents RBS N.V. has filed with the SEC for more complete information about RBS N.V.  and the offering of the Securities.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

RISK FACTORS

You should carefully consider the risks of the Securities to which this Pricing Supplement relates and whether these Securities are suited to your particular circumstances before deciding to purchase them.  It is important that prior to investing in these Securities you read the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Securities.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

Credit Risk

      The Securities are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company. As a result, investors in the Securities assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Securities.  This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Securities, you could lose some or all of your initial principal investment.

Although We Are a Bank, the Securities Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any Other Government Agency

The Securities are our obligations but are not bank deposits.  In the event of our insolvency the Securities will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any other governmental agency.

Limited Return

The amount payable under the Securities will never exceed the original face amount of the Securities plus the applicable aggregate fixed interest payment investors earn during the term of the Securities.

Liquidity Risk

The Securities will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing of the Securities may be very limited or non-existent. The market price of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

It is important to note that many factors will contribute to the secondary market price of the Securities, and you may not receive your full principal back if the Securities are sold prior to maturity.  Such factors include, but are not limited to, time to maturity, volatility and interest rates.

In addition, the price, if any, at which our affiliate or another party are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities.

Economic and Market Risk

Many factors, most of which are beyond our control, will influence the market price of the Securities, including:

•	the time remaining to maturity of the securities;

•	interest and yield rates in the market generally (as interest rates rise, the value of fixed income instruments such as the Securities generally falls);

•	economic, financial, political and regulatory or judicial events that affect the financial markets generally and which may affect the Securities;

•	monetary policy, which can affect interest rate levels; and

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

•	the creditworthiness (ability to pay) of RBS N.V. as issuer of the Securities and the creditworthiness of RBS Holdings N.V. as the guarantor of our obligations under the Securities.

Some or all of these factors will influence the price that you will receive if you sell your Securities in the secondary market, if any, prior to maturity.  Thus, if you sell your Securities before maturity you may not receive back your entire principal amount.

The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the profit component included in the cost of hedging our obligations under the Securities.  In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

Potential Conflicts of Interest; No Security Interest in Securities or Other Financial Instruments Held by Us

We and our affiliates may carry out hedging activities that minimize our risks related to the Securities, including trading in interest rate swaps and options, executing other derivative instruments, or purchasing securities linked to interest rates.  Through our affiliates, we may modify our hedge position during the life of the Securities by purchasing and selling interest rate swaps or options or positions in other securities or instruments that we may wish to use in connection with such hedging.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline.

The indenture governing the Securities does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities or other instruments acquired by us or our affiliates.  Neither we nor Holdings nor any of our affiliates will pledge or otherwise hold those securities or other instruments for the benefit of holders of the Securities.  Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holdings, as the case may be, any of those securities or instruments that we or Holdings own will be subject to the claims of our creditors or Holdings’ creditors generally and will not be available specifically for the benefit of the holders of the Securities.

Holdings of the Securities by Our Affiliates and Future Sales

Certain of our affiliates may purchase for investment the portion of the Securities that has not been purchased by investors in a particular offering of Securities, which initially they intend to hold for investment purposes.  As a result, upon completion of such an offering, our affiliates may own up to 15% of the aggregate face amount of the Securities.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.  For example, our affiliates may attempt to sell the Securities that they had been holding for investment purposes at the same time that you attempt to sell your Securities, which could depress the price, if any, at which you can sell your Securities.  Moreover, the liquidity of the market for the Securities, if any, could be substantially reduced as a result of our affiliates holding the Securities. In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

Potential Conflicts of Interest Between Holders of the Securities and the Calculation Agent

We and our affiliates play a variety of roles in connection with the issuance of the Securities, including our affiliate RBSSI acting as calculation agent.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.  We and our affiliates may carry out hedging activities that minimize our risks related to the Securities.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

DESCRIPTION OF SECURITIES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.  The term “Security” refers to each $1,000 principal amount of our 10-Year Fixed Rate Step-Up Securities due August 11, 2020 which are fully and unconditionally guaranteed by Holdings.

Principal Amount:	$2,000,000

Proposed Settlement Date	August 11, 2010

Issue Price	100%

Maturity Date
August 11, 2020; provided that if such day is not a Business Day, then the Maturity Date will be the next following Business Day, unless such day falls in the following month, in which case the Maturity Date will be the preceding Business Day.

Payment at Maturity	100% of the principal amount and any accrued but unpaid interest to and including the Maturity Date.

Specified Currency	U.S. Dollars

CUSIP/ISIN	78009KLF7

Denomination	The Securities may be purchased in denominations of $1,000, which we refer to as the face amount, and integral multiples thereof.

Form of Securities	The Securities will be represented by a single registered global security, deposited with The Depository Trust Company (“DTC”).

Guarantee
The payment obligations of The Royal Bank of Scotland N.V. under the Securities, when and as they shall become due and payable, whether at maturity, upon acceleration, are fully and unconditionally guaranteed by RBS Holdings N.V.

Interest Rate
The interest rate on the Securities will be payable quarterly in arrears at the rate of (i) 4.25% per annum, from and including the Settlement Date to but excluding August 11, 2013, (ii) 5.00% per annum, from and including August 11, 2013 but excluding August 11, 2016, (iii) 5.50% per annum, from and including August 11, 2016 to but excluding August 11, 2019 and (iv) 6.50% per annum, from and including August 11, 2019 to but excluding the Maturity Date.

Interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Interest Payment Dates
The 11th day of each February and August commencing on February 11, 2011 and ending on the Maturity Date; provided that if any such day is not a Business Day, then the Interest Payment Date will be the following Business Day, unless such day falls in the following month, in which case the Interest Payment Date will be the preceding Business Day.

Business Day
Means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trustee	Wilmington Trust Company.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

Securities Administrator	Citibank, N.A.

Calculation Agent
RBSSI, which is our affiliate.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Book entry
The indenture for the Securities permits us at anytime and in our sole discretion to decide not to have any of the Securities represented by one or more registered global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

UNITED STATES FEDERAL INCOME TAXATION

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to investors of the purchase, ownership and disposition of Securities.  Securities and payments thereon generally are subject to U.S. federal income taxation.

Notice Under U.S. Treasury Department Circular 230:  The tax discussions contained in this discussion or any other document referenced herein were not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. These discussions were written to support the promotion or marketing of the transactions or matters addressed in this Pricing Supplement.

A prospective holder should seek advice based on the holder’s particular circumstances from an independent tax advisor.  The following discussion is general and may not apply to a specific holder’s particular circumstances for any of the following (or other) reasons:

•
This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), and rulings and decisions as in effect as of the date of this Pricing Supplement. Changes to any of these after this date may affect the tax consequences described below, possibly retroactively.

•
This summary discusses only the Securities acquired by beneficial owners at original issuance and held as capital assets (within the meaning of federal tax law). It does not discuss all of the tax consequences that may be relevant to beneficial owners subject to special rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, tax-exempt organizations, brokers and dealers in securities or currencies, certain securities traders and certain other financial institutions. This discussion also does not discuss tax consequences that may be relevant to a beneficial owner in light of the beneficial owner’s particular circumstances, such as a beneficial owner holding a Security as a position in a straddle, hedging, conversion or other integrated investment or a beneficial owner whose functional currency is not the U.S. dollar.

•
The Securities also may be subject to the U.S. federal estate tax, taxes imposed by states and possessions of the United States and by local taxing authorities, and may be subject to tax in other jurisdictions. Prospective holders should consult their own tax advisors as to the tax consequences of acquiring, owning and disposing of Securities.

No ruling has or will be sought from the U.S. Internal Revenue Service (the “IRS”) regarding the matters addressed below and the conclusions expressed herein are not binding on the IRS or any court, which might not agree with the tax treatment described in this discussion.

Legislation recently has been proposed that would impose a 30% withholding tax on certain payments, including U.S.-source interest and gross proceeds from the sale of debt instruments, made to foreign financial institutions and other foreign entities on behalf of beneficial owners of those payments if the foreign financial institution or other foreign entity does not meet certain information reporting and diligence requirements.  We cannot predict whether the proposed legislation will be enacted, and if enacted, what the effective date of the legislation would be.  Each prospective holder should consult its own tax advisor as to the possible tax consequences of the proposed legislation.

Because the following discussion may not apply to all prospective holders, each prospective holder should consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of Securities.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

U.S. Holders

For purposes of the following discussion, a “U.S. holder” means: (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source, (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and at least one U.S. person has the authority to control all substantial decisions of the trust, or (v) certain trusts in existence on August 20, 1996, and treated as United States persons (within the meaning of section 7701(a)(30) of the Code) prior to such date, that elect to continue to be treated as United States persons, as provided in the Treasury Regulations.

If a partnership holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. The discussion below does not discuss the acquisition, ownership or disposition of a Security by a partnership.  A partner in a partnership holding the Securities should consult its tax advisor regarding the consequences to the U.S. federal income tax treatment of an investment in the Securities.

The first part of the following discussion is addressed to beneficial owners who are U.S. holders, the second part is addressed to beneficial owners who are not U.S. holders or partnerships (“non-U.S. holders”) and the last part addresses rules concerning information reporting to the IRS and backup withholding.

Payments of Interest to U.S. Holders

The Securities will be subject to the rules governing securities issued with original issue discount for U.S. federal income tax purposes.  These rules differentiate between payments of "qualified stated interest" and other interest payments on the Securities.  The qualified stated interest on the Securities is interest that is unconditionally payable at least annually at a single fixed rate (i.e., the initial interest rate on the Securities).  Any other interest paid on the Securities will be considered "original issue discount."

A U.S. holder will be required to include qualified stated interest payments in income as it is received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. The U.S. holder will be required to account for original issue discount on the Securities in accordance with a constant-yield method based on a compounding of interest, regardless of the U.S. holder’s regular method of accounting for interest payments. Under this method, a U.S. holder generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.  Furthermore, because the step-up feature of the Securities back-loads interest payments, a U.S. holder will generally have to report more interest income for U.S. federal income tax purposes than is actually paid on the Securities in the earlier taxable years after the settlement date.

Prospective U.S. holders should consult their own tax advisors about the application of the original issue discount rules to an investment in the Securities in light of their particular circumstances.

Disposition of Securities

When a U.S. taxable investor sells, exchanges or otherwise disposes of a Security, a U.S. holder will recognize gain or loss equal to the difference, if any, between the amount the holder realizes upon the disposition or retirement and the holder’s tax basis in the Security.  Gain or loss a U.S. taxable investor realizes on a disposition of a Security is capital gain or loss (except to the extent the gain represents accrued interest at the initial interest rate on the Security not previously included in gross income, to which extent such gain or loss would be treated as ordinary income).  The holder's basis in the Securities generally will be increased to reflect accruals of original issue discount and reduced to reflect interest payments received on the securities that are not qualified stated interest.

Any capital gain or loss recognized on the Securities will be long-term capital gain or loss if at the time of disposition the U.S. holder held the Security for more than one year.  The deductibility of capital losses is subject to limitations.  Tax rates on capital gain for individuals vary depending on the individual’s income and the holding period for the Security.  U.S. holders who are individuals should contact their own tax advisors for information regarding the capital gains tax applicable to an investment in a Security.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

Non-U.S. Holders

The following discussion applies to a holder if such holder is a non-U.S. holder.  For purposes of this discussion, a non-U.S. holder is a person other than a U.S. holder or a partnership.

Interest and OID

For a non-U.S. holder of a Security, generally each payment of interest on the Security generally will be subject to a 30% U.S. withholding tax, unless:

• the non-U.S. holder meets the general exemption for non-U.S. holders described below,

• the non-U.S. holder meets the requirements for a reduced rate of withholding under a treaty, or

• the interest is “effectively connected” to a business that the non-U.S. holder conducts in the United States, in each case as further described below.

In certain circumstances, a non-U.S. holder may be able to claim amounts that are withheld as a refund or as a credit against the holder’s U.S. federal income tax.

General Exemption for Non-U.S. Holders.

Payments of interest on a Security to a non-U.S. holder generally are exempt from U.S. withholding taxes if the holder satisfies the following conditions: (1) the appropriate payor in the chain of payment (the “Withholding Agent”) has received prior to payment in the year in which such payment occurs, or in either of the two preceding years, a statement signed by the holder under penalties of perjury that certifies that the holder is not a U.S. person and provides the holder’s name, address and taxpayer identification number, if any; (2) the Withholding Agent and all intermediaries between the holder and the Withholding Agent do not know or have reason to know that the holder’s non-U.S. beneficial ownership statement is false; and (3) the holder is not (a) a bank that receives payments on the Securities that are described in section 881(c)(3)(A) of the Code, (b) a 10% shareholder of the issuer within the meaning of section 871(h)(3)(B) of the Code, or (c) a “controlled foreign corporation” related to the issuer within the meaning of section 881(c)(3)(C) of the Code.

A non-U.S. holder may make the non-U.S. beneficial ownership statement on an IRS Form W-8BEN or a substantially similar substitute form.  A non-U.S. holder must inform the Withholding Agent (or the last intermediary in the chain between the holder and the Withholding Agent) of any change in the information on the statement within 30 days of the change. If a non-U.S. holder holds a Security through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent on the holder’s behalf. In such case, however, the signed statement must be accompanied by a copy of a Form W-8BEN or substitute form provided by the non-U.S. holder to the organization or institution. The U.S. Treasury Department is empowered to publish a determination that a beneficial ownership statement from any person or class of persons will not be sufficient to preclude the imposition of U.S. federal withholding tax with respect to payments of interest made at least one month after the publication of such determination.

Exemption or Reduced Withholding Rate for Non-U.S. Holders Entitled to the Benefits of a Treaty.

If a non-U.S. holder is entitled to the benefit of an income tax treaty to which the United States is a party the holder can obtain an exemption from or reduction of income and withholding tax (depending on the terms of the treaty) by providing to the Withholding Agent a properly completed IRS Form W-8BEN, or any successor form, before interest is paid. However, neither exemption nor reduced withholding will be available if the Withholding Agent has actual knowledge or reason to know that the form is false.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

Exemption for Non-U.S. Holders with Effectively Connected Income.

If the interest a non-U.S. holder earns on a Security is “effectively connected” to a business the holder conducts in the United States, the holder can obtain an exemption from withholding tax by providing to the Withholding Agent a properly completed IRS Form W-8ECI, or any successor form, prior to the payment of interest, unless the Withholding Agent has actual knowledge or reason to know that the form is false.  Payments of interest on a Security exempt from the withholding tax as effectively-connected income nevertheless may be subject to graduated U.S. federal income tax as if such amounts were earned by a U.S. person.

Disposition or Retirement of Securities

Except as provided below in “United States Taxation—Information Reporting and Backup Withholding,” a non-U.S. holder (other than certain nonresident alien individuals present in the United States for a total of 183 days or more during his or her taxable year) will not be subject to U.S. federal income tax, and no withholding of such tax will be required, with respect to any gain that is realized on the disposition or retirement of a Security, provided that the gain is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments of principal of and interest on Securities held by U.S. holders other than corporations and other exempt holders are required to be reported to the IRS.

Backup withholding of U.S. federal income tax may apply to payments made in respect of the Securities, as well as payments of proceeds from the sale of Securities. Backup withholding will apply on such payments to holders or beneficial owners that are not “exempt recipients” and that fail to provide certain identifying information (such as their taxpayer identification numbers) in the manner required. Individuals generally are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

If a Security is sold before maturity to (or through) a broker, the broker may be required to withhold a portion of the sale price. The broker will not withhold if either the broker determines that the seller is a corporation or other exempt recipient or the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. holder, certifies that such seller is a non-U.S. person (and certain other conditions are met). The broker must report such a sale to the IRS unless the broker determines that the seller is an exempt recipient or the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the beneficial owner’s non-U.S. status normally would be made on IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit certain other signed forms. For these purposes, the term “broker” includes all persons who, in the ordinary course of business, stand ready to effect sales made by others. This information reporting requirement generally will apply to a U.S. office of a broker and to a foreign office of a U.S. broker, as well as to a foreign office of a foreign broker (i) that is a “controlled foreign corporation” within the meaning of section 957(a) of the Code, (ii) 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the foreign broker has been in existence) was effectively connected with the conduct of a trade or business within the United States, or (iii) that is a foreign partnership with certain connections to the United States, unless such foreign office has both documentary evidence that the seller is a non-U.S. person and no actual knowledge, or reason to know, that such evidence is false.

A payment to a foreign partnership is treated, with some exceptions, for backup withholding purposes as a payment directly to the partners, so that the partners are required to provide any required certifications. If a prospective holder plans to hold a Security through a partnership or other pass-through entity, the prospective holder should consult the holder’s own tax advisors regarding the application of these rules to the holder’s specific situation.

A beneficial owner may claim any amounts withheld under the backup withholding rules as a refund or a credit against the beneficial owner’s U.S. federal income tax, provided that the required information is furnished to the IRS.  Furthermore, the IRS may impose certain penalties on a holder or beneficial owner who is required to supply information but who does not do so in the proper manner.

Payments of interest on a Security that is beneficially owned by a non-U.S. holder will be reported annually on IRS Form 1042-S, which the Withholding Agent must file with the IRS and furnish to the beneficial owner.

In the event that any withholding or backup withholding tax shall be imposed, we have no obligation to pay additional interest or other amounts as a consequence thereof or to redeem the Securities before their stated maturity.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

General Information

The U.S. federal tax discussion set forth above is included for a prospective holder’s general information only and may not apply to a particular prospective holder’s situation. Each prospective holder should consult its own tax advisors with respect to the tax consequences of the purchase, ownership and disposition of the Securities, including the tax consequences under the tax laws of the United States, states, localities, countries other than the United States and any other taxing jurisdictions and the possible effects of changes in such tax laws.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step Up Securities

USE OF PROCEEDS

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities. The issue price of the Securities includes the selling agents’ commissions (as shown on the cover page of this Pricing Supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Potential Conflicts of Interest between Security Holders and the Calculation Agent” and “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement and “Use of Proceeds” in the accompanying Prospectus.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed our affiliate RBS Securities Inc. (“RBSSI”) as agent for this offering. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Securities. We will pay RBSSI, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 1.70% of the initial offering price of the Securities. RBSSI has informed us that, as part of its distribution of the Securities, it intends to reoffer the Securities to other dealers who will sell the Securities. Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities. RBSSI has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount.

RBSSI is an affiliate of ours and RBS Holdings N.V. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate. Following the initial distribution of any of these Securities, RBSSI may offer and sell those Securities in the course of its business as a broker-dealer. RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Securities and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI will enter into one or more hedging transactions with us in connection with this offering of Securities. See “Use of Proceeds” in the accompanying Prospectus.

To the extent that the total aggregate face amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Securities for investment purposes. See “Holdings of the Securities by our Affiliates and Future Sales” under the heading “Risk Factors” in this Pricing Supplement.